[St. Joseph Capital Bank Logo]

April 11, 2005

Dear Fellow Stockholder:

On behalf of the board of directors and management of St. Joseph Capital Corporation, I cordially invite you to attend the annual meeting of stockholders to be held at 5:00 p.m. on May 19, 2005, at the Marie P. DeBartolo Center for the Performing Arts, on the campus of the University of Notre Dame, Notre Dame, Indiana.  The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting.  We have also enclosed a copy of our 2004 annual report to stockholders and Form 10-K.  At the meeting we shall report on our operations and the outlook for the year ahead.

We have nominated four persons to serve as Class III directors.  Each of the nominees is an incumbent director.  The board of directors recommends that you vote your shares for the director nominees.

I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible.  This will ensure that your shares are represented at the meeting.

If you have any questions concerning these matters, please do not hesitate to contact me at (574) 273-9700. We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

ST. JOSEPH CAPITAL CORPORATION

/s/ John W. Rosenthal

John W. Rosenthal
Chairman

3820 Edison Lakes Parkway • Mishawaka, IN  46545 • Phone:  (574) 273-9700

[St. Joseph Capital Bank Logo]

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2005

To the stockholders of

ST. JOSEPH CAPITAL CORPORATION

The annual meeting of the stockholders of St. Joseph Capital Corporation, a Delaware corporation, will be held at the Marie P. DeBartolo Center for the Performing Arts, on the campus of the University of Notre Dame, Notre Dame, Indiana, on Thursday, May 19, 2005, at 5:00 p.m., local time, for the following purposes:

1.

To elect four Class III directors for a term of three years.

2.

To transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

We are not aware of any other business to come before the annual meeting.  The board of directors has fixed the close of business on March 28, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us the time for further solicitation of proxies.

By order of the Board of Directors

/s/ John W. Rosenthal

John W. Rosenthal
Chairman

Mishawaka, Indiana
April 11, 2005

PROXY STATEMENT

St. Joseph Capital Corporation (“St. Joseph”) is a bank holding company serving the financial needs of the “Michiana” area of Indiana and Michigan.  It is the parent company of St. Joseph Capital Bank, an Indiana state bank located in Mishawaka, Indiana.

This proxy statement is furnished in connection with the solicitation by the board of directors of St. Joseph of proxies to be voted at the annual meeting of stockholders to be held at the Marie P. DeBartolo Center for the Performing Arts, on the campus of the University of Notre Dame, Notre Dame, Indiana, on Thursday, May 19, 2005, at 5:00 p.m., local time, and at any adjournments or postponements of the meeting.  The address of our principal executive offices is 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545.  This proxy statement and the accompanying proxy card are being mailed to stockholders on or about April 11, 2005.  Our 2004 annual report, which includes condensed consolidated financial statements and our Form 10-K, as filed with the SEC, is also enclosed.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 28, 2005, you owned shares of our common stock.  This proxy statement describes the issues on which we would like you, as a stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, under your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of four directors of St. Joseph to serve until the annual meeting held in 2008.

If I am the record holder of my shares, how do I vote?

You may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed postage-paid, pre-addressed envelope to our transfer agent, SunTrust Bank, Attn: Stock Transfer Department, P.O. Box 4625, Atlanta, Georgia 30302.  If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees for director named in this proxy statement and by the appointed proxies on any other matter brought before the meeting.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to anyone who wants to vote at the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.  Please note, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker or by a trustee or other fiduciary who may hold your shares, your broker or fiduciary should have given you instructions for directing how they should vote your shares.  It will then be their responsibility to vote your shares for you in the manner you direct.  As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a “legal proxy” from your broker or fiduciary in order to vote in person at the meeting.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors, but cannot vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of a stock option plan, unless they have received voting instructions from the person for whom they are holding shares.  If there is a non-routine matter presented to shareholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.  While the matters to be voted upon at the 2005 annual meeting should be within the brokers’ discretion to vote, whether or not you give your broker direction, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers.  Please sign and return ALL proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•

signing another proxy with a later date and returning that proxy to our transfer agent at the address provided above;

•

sending notice to our transfer agent that you are revoking your proxy; or

•

voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many shares do we need to have represented at the meeting to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•

is present in person at the meeting; or

•

has properly submitted a signed proxy card or other proxy.

On March 28, 2005, the record date, there were 1,741,111 shares of common stock issued and outstanding.  Therefore, at least 870,556 shares need to be present at the annual meeting.

What happens if a nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than four nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

How many votes are needed for each proposal?

The directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting.  Therefore, the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of St. Joseph.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” any of the nominees for director.  You may vote “for”, “against”, or “abstain” on any other proposal that may properly be brought before the meeting.  Withheld votes will be considered in determining the presence of a quorum but will not affect the vote required for the election of directors.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.  The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting.  The voting results will be disclosed in our Form 10-Q for the quarter ended June 30, 2005.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors or employees of St. Joseph or St. Joseph Capital Bank may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

#

ELECTION OF DIRECTORS

At the annual meeting of the stockholders to be held on May 19, 2005, the stockholders will be entitled to elect four Class III directors for a term expiring in 2008.  The directors are divided into three classes having staggered terms of three years.  Each of the nominees is an incumbent director.  We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.  Set forth below is information, as of February 28, 2005, concerning the nominees for election and for the other persons whose terms of office will continue after the meeting, including age, year first elected or appointed as a director and business experience during the previous five years of each.  Each of the individuals has held the position listed for the past five years unless otherwise noted.  The four nominees, if elected at the annual meeting, will serve as Class III directors for three-year terms expiring in 2008.

NOMINEES

Name (Age)	Director Since	Principal Occupation for the Last Five Years
Class III (Term Expires 2008)
Todd B. Martin (Age 38)	2000	Partner, Martin Capital Management, LLP
Myron C. Noble (Age 67)	1997	President, Valmont Communications (2002 – Present); Chairman and President, Pi-Rod, Inc. (1972 – 2001)
David A. Eckrich (Age 64)	1996	President, Adams Road Development, Inc.
Ben F. Ziolkowski (Age 66)	2003	Chief Executive Officer, Ziolkowski Construction, Inc.
CONTINUING DIRECTORS
Class I (Term Expires 2006)
John Affleck-Graves (Age 54)	2004	Executive Vice President and Chief Financial Officer, University of Notre Dame (2004 – Present); Vice President and Associate Provost, University of Notre Dame (2000 – 2004)
Anna Reilly Cullinan (Age 41)	2000	Private investor; community volunteer
Michael R. Leep, Sr. (Age 61)	2002	President, Gurley-Leep Automotive Group
John W. Rosenthal (Age 45)	1996	Chairman, President and Chief Executive Officer, St. Joseph Capital Corporation and St. Joseph Capital Bank
Class II (Term Expires 2007)
Brian R. Brady (Age 53)	1998	Chairman, Heartland Recreational Vehicles, LLC (2003 – Present); Chairman, Brady Asset Management, LLC (1998 – 2003)
Jeffrey V. Hammes (Age 35)	2002	President, Chief Executive Officer, Peoples Bank of Kankakee County
Jack K. Matthys (Age 58)	1996	Private investor
Arthur H. McElwee, Jr. (Age 62)	1996	President Toefco Engineered Coating Systems, Inc.

All of St. Joseph’s directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified.  There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions, and no member of the board is related to another member by blood or marriage.  Ms. Reilly Cullinan is a director of Lamar Advertising Company, a corporation that has securities registered under the Securities Exchange Act of 1934.

The board of directors recommends that you vote your shares FOR the nominees.

#

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, there are twelve directors serving on the board of directors of St. Joseph.  Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of St. Joseph which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are held on a quarterly basis, special meetings held from time to time and through committee membership, which is discussed below.  Our directors also discuss business and other matters with Mr. Rosenthal, our Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).

With the exception of Mr. Rosenthal, all of our current directors are “independent” as defined by the Nasdaq Stock Market, Inc.  The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Human Resources Committee, among other committees.  Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Rosenthal in attendance.  Because all executive officers and employees are compensated at the bank level and Mr. Rosenthal and Mr. Secor are partially compensated at the holding company level, the Human Resources Committee is considered both a bank and holding company committee and it is comprised of directors who are on both the holding company and the bank boards.  The current charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at www.sjcb.com.  Our website also contains a general description about us, and our products, as well as links to our filings with the Securities and Exchange Commission.

A total of six regularly scheduled meetings were held by the board of directors in 2004.  During that time, no director of St. Joseph attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board of directors on which he or she served.  Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend.  Last year, nine of the eleven directors as of May 20, 2004, attended the annual meeting.

Executive Committee

 The Executive Committee is comprised of Messrs. Rosenthal, Brady, Eckrich, Leep, Matthys, Martin, and McElwee.  The Executive Committee reviews and monitors our policies, procedures and structure and has the authority to carry out many of the oversight functions of the full board.   The Executive Committee is scheduled to meet on a quarterly basis.   During 2004, the Executive Committee met twice with the other two scheduled meetings expanded to full board meetings.

Audit Committee

Messrs. Eckrich, Hammes, Martin and Noble served as members on the Audit Committee, with Mr. Martin serving as Chairman.  Each of these members is considered “independent” according to listing standards set forth by Nasdaq and the rules and regulations promulgated under the Securities Exchange Act of 1934.  Further, the board has determined that Mr. Martin qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.  The board based this decision on Mr. Martin’s education and professional experience as a partner of Martin Capital Management LLP, an investment advisory firm.

The functions performed by the Audit Committee include, but are not limited to, the following:

•

selecting our independent auditors and pre-approving of all engagements and fee arrangements;

•

reviewing the independence of the independent auditors;

•

reviewing actions by management on recommendations of the independent auditors and internal auditors;

•

meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

•

reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

•

reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management.  The board of directors has adopted a written charter for the Audit Committee, which sets forth the committee’s duties and responsibilities.  A copy of the current charter is available on our website at www.sjcb.com.  In 2004, the Audit Committee met five times.

Human Resources Committee

The Human Resources Committee, which is a bank-level committee, is comprised of Messrs. Brady, Leep, Matthys and McElwee, with Mr. Brady serving as Chairman.  Each of the current members are members of the holding company’s and bank’s board of directors and are considered to be “independent”, as such term is defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  This committee is responsible for setting Mr. Rosenthal’s compensation as well as the compensation of the other executive officers, administering our stock option plan and reviewing compensation and benefit matters generally.  During 2004, this committee met twice.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Brady, Eckrich and Martin and Ms. Reilly Cullinan with Mr. Eckrich serving as the Chairman.  This committee is responsible for overseeing our corporate governance programs as well as nominating directors to serve on the board of directors.  All of the members are deemed to be “independent” as such term is defined by Nasdaq.  The committee’s responsibilities and functions are further described in its charter, which is available on our website at www.sjcb.com.  During 2004, this committee met one time.

Director Nominations and Qualifications

In carrying out its nominating function, the Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and stockholder nominees, in the same manner, although it is not currently seeking candidates to serve on the board and we did not receive any stockholder nominations for the 2005 annual meeting.  Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities we serve and an ability to meet the standards and duties set forth in our code of conduct.  The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).  The committee has not, in the past, retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for the purpose of identifying candidates.

Stockholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board.   Stockholders may contact our board of directors by contacting John W. Rosenthal, Chairman of the Board, at St. Joseph Capital Corporation, 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545 or (800) 890-2798.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, Mark E. Secor, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the first anniversary date of the previous year’s annual meeting.  The stockholder’s notice of intention to nominate a director must include a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and b) as to the stockholder  (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice.  We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director.  Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals.  To be considered for inclusion in our proxy statement and form of proxy for our 2006 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 12, 2005, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our Corporate Secretary to the address set forth above on or before 30 days in advance of the first anniversary of the previous year’s annual meeting.

Code of Conduct

We have a code of conduct in place that applies to all of our directors and employees.  The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code of conduct is posted on our website at www.sjcb.com.  We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

For serving on the board of directors of St. Joseph and St. Joseph Capital Bank in 2004, directors who were also not officers received an annual retainer of $2,000.  Each non-employee director also receives fees for board meetings attended.  In 2004, each director received $750 for each meeting attended.  For 2005, directors who are not officers will receive an annual retainer of $2,000 and each non-employee director will receive $750 for each meeting attended.

Non-employee directors also received compensation for committee meetings attended when such meetings were not held on the same day as a full board meeting.  For 2004, Executive Committee, Audit Committee, Nominating and Corporate Governance Committee, and Human Resources Committee members, received $750 per meeting attended.  In lieu of meeting fees, in 2004 the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, and Human Resources Committee received $15,000, $7,500, and $5,000, as an annual retainers.  Also for 2004, members of the Directors Loan Policy Committee and Investment Committee, both bank level committees, received $500 per meeting attended.

For 2005, Executive Committee, Audit Committee, Nominating and Corporate Governance Committee, and Human Resources Committee members, will receive $750 per meeting attended.  In lieu of meeting fees, in 2005 the chairman of the Audit Committee will receive $17,500 as an annual retainer and the annual retainer amounts for the Nominating and Corporate Governance Committee and Human Resources Committee are yet to be determined.  Also for 2005, members of the Director Loan Policy Committee and Investment Committee, both bank level committees, will receive $500 per meeting attended.

EXECUTIVE COMPENSATION

The following table shows the compensation for the last three fiscal years paid by us or St. Joseph Capital Bank to our executive officers who had a 2004 salary and bonus that exceeded $100,000.

SUMMARY COMPENSATION TABLE
		Annual Compensation
(a) Name and Principal Position	(b) Fiscal Year Ended December 31st	(c) Salary ($)(1)	(d) Bonus ($)	(g) Securities Underlying Options Granted (#)	(h) All Other Compensation ($)(2)
John W. Rosenthal President & Chief Executive Officer	2004 2003 2002	$ 200,000 $ 175,000 $ 156,643	$ 108,960 $ 80,218 $ 80,000	--- --- 35,000	$ 20,682 $ 20,269 $ 17,841
Amy Kuhar Mauro Chief Credit Officer and Executive Vice President	2004 2003 2002	$ 125,000 $ 110,000 $ 97,500	$ 44,946 $ 25,399 $ 23,098	--- --- 5,446	$ 3,802 $ 3,302 $ 2,925
Alex P. Strati, Jr. (3) Chief Commercial Banking Officer and Executive Vice President	2004	$ 125,000	$ 44,946	---	$ 3,802
Mark E. Secor (4) Chief Financial Officer, Senior Vice President and Secretary	2004	$ 96,970	$ 32,240	5,000	$ 2,934

(1)

Includes compensation deferred at the election of Messrs. Rosenthal, Strati, and Secor and Ms. Kuhar Mauro.

(2)

Represents amounts paid by us for contributions to our 401(k) plan for Mssrs. Rosenthal, Strati, and Secor and Ms. Kuhar Mauro and an automobile allowance and life insurance for Mr. Rosenthal.  For Mr. Rosenthal, in 2004, we contributed $6,150 in the 401(k) plan and $5,676 in 2003 and $3,295 in 2002.  Additionally, the automobile allowance was $14,133 for 2004, 2003, and 2002.

(3)

We were not required to disclose information regarding Mr. Strati in 2003 or 2002, and therefore, we are only including salary information for 2004.

(4)

Mr. Secor was hired in January of 2004, and therefore, no salary information is included for 2003 or 2002.

#

(5)

Stock Option Information

The following table sets forth certain information concerning the number and value of stock options granted in 2004 to the individuals named in the summary compensation table.

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants
(a) Name	(b) Options Granted (#)	(c) % of Total Options Granted to Directors and Employees in Fiscal Year	(d) Exercise or Base Price ($/Share)	(e) Expiration Date	(f) Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term 5% 10%
John W. Rosenthal	---	---	$ ---	---	$---	$---
Amy Kuhar Mauro	---	---	$ ---	---	$---	$---
Alex P. Strati, Jr.	---	---	$ ---	---	$---	$---
Mark E. Secor	5,000(1)	19.3%	$ 22.00	1/13/2014	$60,646	$149,374

(1)

1,000 options become exercisable on January 13, 2005, 2006, 2007, 2008 and 2009.

The following table sets forth certain information concerning the exercisable and unexercisable stock options at December 31, 2004, held by the individuals named in the summary compensation table above:

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
(a) Name	(b) Shares Acquired on Exercise (#)	(c) Value Realized ($)	(d) Number of Securities Underlying Unexercised Options at FY-End (#)		(e) Value of Unexercised In- the-Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Rosenthal	5,000	$ 69,950	55,705	29,295	$ 714,664	$ 227,036
Amy Kuhar Mauro	---	$ ---	16,346	2,100	$ 186,572	$ 31,550
Alex P. Strati, Jr.	---	$ ---	17,922	1,800	$ 193,991	$ 27,270
Mark E. Secor	---	$ ---	---	5,000	---	$ 23,750

Employment Agreements

On October 1, 2002, we entered into an amended employment agreement with John W. Rosenthal, which provides for an initial three-year term of employment.  In the absence of notice from either party to the contrary, the employment term under the agreement extends for additional successive three-year terms.  The agreement provides that Mr. Rosenthal was to receive an annual salary of at least $200,000 for 2004.  The agreement also includes a provision for the review, and possible increase, but not a decrease, of his salary in subsequent years, as well as performance bonuses, membership in a local country club, life insurance in the amount of $300,000, an automobile allowance and participation in our benefit plans and disability benefits.

The employment agreement is terminable at any time by us or by Mr. Rosenthal. The agreement provides severance benefits in the event he is terminated without cause or upon a change in control, including severance compensation equal to three times the sum of (i) his salary at the rate then in effect at the time of termination; (ii) a bonus equal to 50% of his then current salary; and (iii) the value of the other benefits for the remainder of the then current term of the employment agreement.  We also must pay all accrued salary, vested deferred compensation and other benefits then due to him.  Moreover, he will continue to receive health, life and disability insurance coverage for three years following such termination.  If Mr. Rosenthal was terminated on December 31, 2004 without cause or upon a change in control, the estimated value of the payment owed to him under the employment contract would be $936,000.  We may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Rosenthal.  Pursuant to a non-competition covenant of the agreement, Mr. Rosenthal is prohibited from competing with us within a 50-mile radius of our main office for a period of one year following the termination of his employment agreement.

On October 1, 2002, we entered into an amended employment agreement with Alex P. Strati, Jr., which provides for an initial one-year term of employment.  In the absence of notice from either party to the contrary, the employment term under the agreement extends for additional successive one-year terms.

The employment agreement is terminable at any time by us or by Mr. Strati. The agreement provides severance benefits in the event he is terminated without cause or upon a change in control, including severance compensation equal to one-year for termination without cause and one and one half times upon a change in control, the sum of (i) his salary at the rate then in effect at the time of termination; (ii) a bonus equal to 36% of his then current salary; and (iii) the value of the other benefits for the remainder of the then current term of the employment agreement.  We also must pay all accrued salary, vested deferred compensation and other benefits then due to him.  Moreover, he will continue to receive health, life and disability insurance coverage for one year following such termination.  If Mr. Strati was terminated on December 31, 2004 without cause the estimated value of the payment owed to him under the employment contract would be $182,000 or if Mr. Strati was terminated on December 31, 2004 upon a change in control the estimated value of the payment owed to him under the employment contract would be $267,000.  We may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Strati.  Pursuant to a non-competition covenant of the agreement, Mr. Strati is prohibited from competing with us within a 50-mile radius of our main office for a period of one year following the termination of his employment agreement.

St. Joseph Capital Bank 401(k) Plan

We sponsor the St. Joseph Capital Bank 401(k) Plan covering all employees meeting age and service requirements. The plan provides for voluntary employee contributions and discretionary employer contributions. Employee contributions are vested at all times and any employer contributions are fully vested after three years. Currently, we do not match employee contributions. The annual expense related to the plan is based on a discretionary safe harbor contribution of 3.0% of all eligible employees’ salaries irrespective of the employee’s participation in the plan during the year.  The discretionary matching percentage and the additional discretionary contribution are determined by the board of directors at the end of each year.  The expense recorded related to this plan was approximately $88,000 for 2004.

St. Joseph Capital Corporation 1996 Stock Incentive Plan

Under the St. Joseph Capital Corporation 1996 Stock Incentive Plan, key management, employees and directors may be awarded incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights.  The plan was originally approved by our stockholders in 1996 and in 1998 our stockholders approved an increase in the number of shares available under the Plan.  Currently, a total of 425,000 shares are authorized for issuance under the plan.  Generally, we have only issued options under the plan.  The exercise price of the awards is generally the trading price of our common stock at the time of grant and is determined by the Human Resource Committee.  We have not, at any time, engaged in the repricing of any stock options already granted.  As of December 31, 2004, we had 88,214 shares remaining under the plan reserved for awards not yet granted.

Human Resources Committee Report on Executive Compensation

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by St. Joseph shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

General.

  The Human Resources Committee is committed to providing a total compensation program that supports St. Joseph’s long-term business strategy and performance culture and creates a commonality of interest among our stockholders.  The committee is responsible for the oversight of executive compensation and reviews our compensation program on an ongoing basis.

The overall philosophy used by the committee when making decisions is as follows:

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to provide incentives for executive officers to work towards achieving successful annual results and strategic objectives;

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to encourage consistent and competitive return to stockholders;

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to provide significant reward for achievement of superior performance, as well as significant risk to penalize substandard performance;

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to create significant opportunity and incentive for executives to be long-term stockholders;

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to link executive compensation rewards to increases in stockholder value, as measured by favorable long-term results and continued strengthening of our financial condition;

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to provide flexibility to recognize, differentiate, and reward individual performance; and

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to facilitate stock ownership through granting of stock options.

During the 2004 fiscal year, the Human Resources Committee was comprised of Messrs. Brady, Leep, Matthys and McElwee.

Establishment of Executive Compensation Program and Procedures.  For each executive officer, the Human Resources Committee was responsible for the establishment of base salary, as well as an award level for the annual incentive compensation program, both subject to the approval of the non-employee directors.  The Human Resources Committee was also responsible for the administration of the stock programs for the executive officers, as well as recommendations regarding other executive benefits and plans, subject to the same approval process.

Program Components.  In order to accomplish its objectives, the Human Resources Committee has determined that executive compensation for all key executives, including the Chief Executive Officer, should consist of three basic components:  base salary, incentive bonus, and long-term incentive compensation.  In reviewing an officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.  This involves reviewing the officer’s base salary, bonus, incentive stock awards, prerequisites, participation in our 401(k) plan, payments due upon a change of control, if any, and all other payments and awards that the officer earns.

Base Salary.  The Human Resources Committee reviews each executive’s base salary on an annual basis.  It is the committee’s policy that the base salaries of our executives should offer each executive security and allow us to attract qualified executives and maintain a stable management team and environment.  The committee targets base salaries at levels comparable to those of comparable positions within the marketplace.  With the exception of Mr. Rosenthal and Mr. Strati, who have employment agreements that are described above, the executive’s salary may be adjusted either up or down, to reflect our financial performance, including, but not limited to, our earnings per share, net income and return on average assets, although no specific weight is given to these factors.  Additionally, base salaries are determined by examining, among other things, the executive’s level of responsibility, authority, prior experience, time in position and potential, education, breadth of knowledge, and internal performance objectives.  The executive’s current salary in relation to the executive’s salary range and the median salary practices of the marketplace are also considered.  All of the factors described herein are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.  In selected cases, other factors may also be considered.

Annual adjustments to an executive’s base salary are driven by corporate and individual performance.  Corporate performance, measured primarily in terms of earnings per share, return on equity and assets and enhancement of book value per share, impacts an executive’s base salary.  In addition, the Human Resources Committee will also measure individual performance.  When measuring individual performance, the committee considers the individual’s efforts in achieving established financial and business objectives, managing and developing employees and enhancing long-term relationships with customers.

The base salary of $200,000 paid to Mr. Rosenthal, as President and Chief Executive Officer, during 2004 was based on his employment contract entered into in October, 2002.  This was set in part upon the committee’s satisfaction with St. Joseph’s overall financial performance, including its net income and return on average equity as well as its superior asset quality record since inception.  Additionally, the committee considered Mr. Rosenthal’s personal performance as President and Chief Executive Officer, as well as his employment contract, his previous years’ salaries and the salary levels of other similarly situated financial institutions.

Incentive Bonus.  Executive officer bonuses that were paid in 2004, including Mr. Rosenthal’s, were determined by an established executive incentive compensation program, which is reviewed annually by the committee.  The incentive bonus portion is directly related to financial performance, as measured by net income and other financial factors.  The committee retains the right to modify the program and/or withhold payment at any time.

As the President and Chief Executive Officer of the Company, Mr. Rosenthal received a cash bonus of $108,960 for 2004.  This was awarded by the committee in accordance with the program described above.

Long-Term Incentive Compensation.  The final component of the executive compensation program is long-term incentive compensation.  St. Joseph maintains a 401(k) plan and a stock incentive plan to reward our senior executives for outstanding performance and to help us attract and retain qualified personnel in key positions.  The 401(k) plan allows eligible participants to defer a portion of their salary to a tax-deferred trust.  We may also make a discretionary contribution, to any employee’s account based on company or individual performance, although we have not made such a contribution in the past.  Additionally, we generally have made a discretionary contribution of 3.0% of all eligible employees’ salaries irrespective of the employee’s participation in the plan during the year.  The discretionary matching percentage and the additional discretionary contribution are determined by the board of directors at the end of each year.  Mr. Rosenthal received this 3.0% contribution in his 401(k) account for 2004.

The stock incentive plan is further designed to give key employees a proprietary interest in St. Joseph, as an incentive to contribute to its success.  Awards under the plan are determined by the committee based on each respective officer’s level of responsibility, overall performance and significance to St. Joseph’s future growth and profitability.  To reinforce our long-term perspective and to retain valued executives, awards granted to these individuals generally vest ratably over a three-year period following grant.  Options are issued at the market value of the common stock at the time of issuance, thereby providing a benefit only upon future stock appreciation.  In 2004, the Company awarded 25,937 options to employees and Mr. Rosenthal was not awarded any options.  Mr. Rosenthal exercised 5,000 stock options in 2004 that are held by him personally.

Conclusion.  The Human Resources Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and St. Joseph.  The committee believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of St. Joseph for the benefit of all stockholders.

Brian R. Brady, Chairman

Michael R. Leep, Sr.

Jack K. Matthys

Arthur H. McElwee, Jr.

Human Resources Committee Interlocks and Insider Participation

During 2004, none of the directors serving on the Human Resources Committee was an officer or employee of St. Joseph or St. Joseph Capital Bank.  In addition, during 2004 no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our committee was engaged as an executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission.  They are also required to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2004, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 2004.

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Performance Graph

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by St. Joseph shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

The following graph shows a five-year comparison of cumulative total returns on an investment of $100 on December 31, 1999 in our common stock, NASDAQ and SNL Midwest Banks.  The graph assumes the reinvestment of all dividends received.  The graph was prepared by SNL Securities, Charlottesville, Virginia, at our request.

[Graph of Total Performance]

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
St. Joseph Capital Corporation	$ 100.00	$ 79.51	$ 85.25	$ 124.59	$ 136.07	$ 176.64
NASDAQ – Total US	$ 100.00	$ 60.82	$ 48.16	$ 33.11	$ 49.93	$ 54.49
SNL Midwest Bank Index	$ 100.00	$ 121.10	$ 123.76	$ 119.39	$ 152.82	$ 172.44

TRANSACTIONS WITH MANAGEMENT

During the year ended December 31, 2004, certain of our directors and executive officers (including their affiliates, families and companies in which they are principal owners, officers or directors) became loan clients of, and have had other transactions with us in the ordinary course of business.  Such loans and lines of credit have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as

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those prevailing at the time for transactions with other persons and are not believed to involve more than the normal risk of collectibility or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on February 28, 2005 with respect to each director, each executive officer named in the summary compensation table above and all directors and executive officers of St. Joseph and St. Joseph Capital Bank as a group.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Directors
John W. Rosenthal (3)	82,312	4.6%
John Affleck-Graves	-	*
Brian R. Brady	17,271	1.0%
Anna Reilly Cullinan	38,857	2.2%
David A. Eckrich	36,072	2.1%
Jeffrey V. Hammes (4)	47,730	2.7%
Michael R. Leep, Sr.	27,735	1.6%
Todd B. Martin (5)	72,715	4.2%
Jack K. Matthys	45,351	2.6%
Arthur H. McElwee, Jr.	19,713	1.1%
Myron C. Noble	28,666	1.6%
Ben F. Ziolkowski	3,307	*
Amy Kuhar Mauro	18,362	1.0%
Alex P. Strati, Jr.	20,883	1.2%
Mark E. Secor	2,062	*
All directors and executive officers as a group (16 persons)	470,758	25.1%

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*Indicates less than one percent.

(1)

The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group.  The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below.  Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares.

(2)

Includes shares obtainable under options granted to directors and officers of St. Joseph and St. Joseph Capital Bank under our stock incentive plan which are presently exercisable or which become exercisable within 60 days of the date of this table, as follows: Mr. Rosenthal – 55,705 shares; Mr. Brady – 3,121; Ms. Reilly Cullinan – 1,741; Mr. Eckrich – 4,572; Mr. Hammes - 681; Mr. Leep, Sr. – 1,685; Mr. Martin - 1,965; Mr. Matthys – 20,351; Mr. McElwee – 4,487; Mr. Noble – 3,666; Mr. Ziolkowski – 81; Ms. Kuhar Mauro – 16,346; Mr. Strati – 17,922;  Mr. Secor – 1,864; and all directors and executive officers as a group – 134,187.

(3)

Includes 8,000 shares held in a trust over which Mr. John Rosenthal has shared voting and investment power.

(4)

Includes 45,800 shares held in a trust over which Mr. Hammes has sole voting and investment power.

(5)

Includes 70,750 shares held at Martin Capital Management, LLP, an investment advisory firm, for the benefit of its clients.  Of these shares, the firm has sole voting power over 64,750 shares and sole investment power over 68,250 shares.  Mr. Martin is a partner of Martin Capital Management, LLP and disclaims any beneficial ownership in these shares.  Mr. Martin also shares investment and voting power over 2,500 shares which he owns personally.

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by St. Joseph shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited consolidated financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2004 with our management and Plante & Moran, PLLC, our independent auditors.  The committee has also discussed with Plante & Moran, PLLC the matters required to be discussed by SAS No. 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees).  Based on the review and discussions with management and Plante & Moran, PLLC, the committee has recommended to the board that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2004 for filing with the Securities and Exchange Commission.

Todd B. Martin, Chairman

David A. Eckrich

Jeffrey V. Hammes

Myron C. Noble

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Our Audit Committee has named Plante & Moran, PLLC, to serve as our independent accountants for 2005.  Representatives of Plante & Moran, PLLC, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accountant Fees

Audit Fees.  The aggregate amount of fees billed by Plante & Moran, PLLC for its audit of our annual financial statements for 2004 and 2003 and for its required reviews of our unaudited interim financial statements included in our quarterly reports filed during 2004 and 2003 was $49,650 and $55,125.

Audit Related Fees.  The aggregate amounts of audit related fees billed by Plante & Moran, PLLC for 2003 was $25,055.  We did not incur any audit related fees in 2004.  The majority of the services provided in 2003 were related to audit and accounting issues related to the severance of two executive officers in 2003.

Tax Fees.  The aggregate amounts of tax related services billed by Plante & Moran, PLLC for 2004 and 2003 were $5,540 and $7,380, for professional services rendered for tax compliance, tax advice and tax planning.  The services provided included assistance with the preparation of our tax return and guidance with respect to estimated tax payments.

All Other Fees.  The aggregate amount of all other fees billed by Plante & Moran, PLLC for 2004 and was $605.  The services provided in 2004 were related to discussions on the disposition of incentive stock options and the audit committee charter.  We did not incur any other fees in 2003.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by Plante & Moran, PLLC to be incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent accountant.  The Audit Committee has not adopted any formal policy concerning pre-approval of the audit and permissible non-audit services to be provided by Plante & Moran, PLLC.  These services include audit and audit-related services, tax services, and other services.  Instead, on a case by case basis, any audit or permissible non-audit service proposed to be performed is considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such service.  All of the fees earned by Plante & Moran, PLLC described above were attributable to services pre-approved by the Audit Committee.

OTHER BUSINESS

It is not anticipated that any action will be asked of the stockholders other than that set forth above, but if other matters are properly brought before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

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FAILURE TO INDICATE CHOICE

If any stockholder fails to indicate a choice in item (1) on the proxy card, the shares of such stockholder shall be voted (FOR) all nominees.

By order of the Board of Directors

/s/ John W. Rosenthal

John W. Rosenthal
Chairman

Mishawaka, Indiana
April 11, 2005

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

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